UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 10, 2013 (September 4, 2013)

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ENDO HEALTH SOLUTIONS INC.
(Exact Name of Registrant as Specified in Its Charter)
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Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Atwater Drive, Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code (484) 216-0000
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 9, 2013, the Registrant announced that its Board of Directors has appointed Mr. Suketu P. Upadhyay to the position of Executive Vice President and Chief Financial Officer of the Registrant, effective September 23, 2013. Mr. Upadhyay replaces Mr. Alan G. Levin, who is vacating his position as Executive Vice President and Chief Financial Officer of the Registrant.
Mr. Upadhyay, 44, joins the Registrant from Becton, Dickinson, & Company (BD), where he served since 2010 in various finance leadership roles including, among others, Principal Accounting Officer, Interim Chief Financial Officer and Senior Vice President of Finance and Corporate Controller.  Prior to BD, Mr. Upadhyay served in various finance leadership roles at AstraZeneca from 2007 to 2010 and, prior to that, Johnson & Johnson. He spent the early part of his career in public accounting at KPMG and received his MBA from The Fuqua School of Business at Duke University.
In connection with Mr. Upadhyay's appointment as Executive Vice President and Chief Financial Officer, he entered into an executive employment agreement (the Agreement) with the Registrant, dated September 4, 2013, which is effective upon the commencement of his employment with the Registrant (the "Employment Commencement Date"), expected to occur on September 23, 2013.
The term of the Agreement begins on the Employment Commencement Date and ends on its third anniversary. Under the Agreement, Mr. Upadhyay is entitled to base salary of $575,000 and an annual cash performance bonus with a target of 55% of salary and a maximum bonus of 200% of salary. Mr. Upadhyay will receive a cash sign-on bonus of $200,000, an initial grant of restricted stock units valued at $700,000 with 33-1/3% vesting on each of the first three anniversaries of the grant date and an initial grant of performance share units valued at $700,000, vesting on the third anniversary of the grant date, subject to performance conditions being met.
The initial grant of restricted stock units vests immediately on Mr. Upadhyay's termination due to death or disability, termination without cause or for good reason and is subject to double trigger vesting upon a change of control of the Registrant. The initial grant of performance share units vests at target on Mr. Upadhyay's death, is eligible for continued vesting on Mr. Upadhyay's termination due to disability, is deemed achieved at a multiple set forth in the Agreement upon a change of control of the Registrant and is eligible for prorated vesting on Mr. Upadhyay's termination without cause or for good reason, provided he has completed at least eighteen months of service with the Registrant.
Mr. Upadhyay is entitled to employee benefits, executive benefits, perquisites, reimbursement of expenses and vacation generally on the same basis as other senior executives.
The Agreement provides that, upon termination without cause or for good reason, Mr. Upadhyay will be entitled to a prorated bonus for the year of termination (based on actual results), severance in an amount equal to two times the sum of his base salary and target bonus and continuation of medical and life insurance benefits for two years following termination. Receipt of this severance is conditioned on Mr. Upadhyay's release of claims against the Registrant. Payments upon termination due to death or disability include a prorated bonus for the year of termination (based on actual results), and, in the event of disability, 24 months of salary continuation offset by disability benefits. Mr. Upadhyay may reduce payments to the extent such payments would constitute “excess parachute payments” under Sections 280G and 4999 of the Internal Revenue Code.
The Agreement also contains covenants not to solicit for 24 months, not to compete for 18 months, non-disparagement and cooperation in any investigations and litigation.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
A copy of the press release announcing the appointment of Mr. Upadhyay is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1	Executive Employment Agreement between Endo Health Solutions Inc. and Suketu P. Upadhyay, dated as of September 4, 2013 and effective September 23, 2013

99.1	Press Release of the Registrant dated September 9, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO HEALTH SOLUTIONS INC.
(Registrant)

By:	/s/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary
Dated: September 10, 2013

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Executive Employment Agreement between Endo Health Solutions Inc. and Suketu P. Upadhyay, dated as of September 4, 2013 and effective September 23, 2013

99.1	Press Release of the Registrant dated September 9, 2013